Exhibit 21.1
SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Place of Incorporation
Overland Storage (Europe) Ltd.	United Kingdom
Overland Storage SARL	France
Overland Storage GmbH	Germany
Overland Technologies Luxembourg SARL	Luxembourg
Tandberg Data Holdings SARL	Luxembourg
Guangzhou Tandberg Electronic Components Co., Ltd.	China
Tandberg Data (Asia) Pte. Ltd.	Singapore
Tandberg Data (Hong Kong) Limited	Hong Kong
Tandberg Data (Japan) Inc.	Japan
Tandberg Data Corporation	Delaware
Tandberg Data GmbH	Germany
Tandberg Data Norge AS	Norway
Tandberg Data SAS	France